

538000.000000
540000.000000
542000.000000
544000.000000
546000.000000
548000.000000
550000.000000
552000.000000
3258000.000000
3256000.000000
3254000.000000
3252000.000000
3250000.000000
3248000.000000
3246000.000000
Los Diques (Abandonada)
Cerro Colorado (Abandonada)
PUERTO CAMPODONICO
C. EL SOTO
Campodonico
El Pozo de los Severo (Abandonada)
BN 274
Los Morales
C. PRIETO
Minas (Fuera de Uso)
Mina (Fuera de Uso)
C. EL AGUILA
C. LOS COCHIS
Los Cochis
MESA LEONERO
Los Cochis
PUERTO LOS COCHIS
El Sotenis
El Sotenis (Abandonada)
Cañada del Agua (Abandonada)
PUERTO LA BREA
C. SAN COSME
La Estancia
Guadalupe
(Guadalupe de Ures)
Tanque Elevado
WH
Sonora
San Rafael
Tanque Elevado
Instalación Deportiva
C. LA ESCONDIDA
La Escondida (Abandonada)
Rancho Overiaba
El Chilicote
C. LAS SABANILLAS
EL SAHUARAL
MESA LA TINAJA
Agua Blanca
PUERTO EL FRESCO
C. PICO CHICURAL
C. EL ATRAVESADO
C. AGUAJE DE CAMPAS
0 500 1,000 2,000 3,000 4,000
Meters
N

1:65,000

MEXUS GOLD CONCESSIONS - NAD 27